UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2017

PROPELL TECHNOLOGIES GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53488	26-1856569
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

10655 Bammel North Houston, Houston, Texas 77086
(Address of Principal Executive Office) (Zip Code)

(832) 328-0169 (Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 12, 2017, Propell Technologies Group, Inc. (the “Company”) entered into an amended six-month Employment Agreement (the “Employment Agreement”) with C. Brian Boutte, effective December 31, 2016, to serve as the Company’s Chief Executive Officer.

Under the Employment Agreement, for his service as the Chief Executive Officer of the Company, Mr. Boutte will receive an annualized base salary of One Hundred Sixty Five Thousand Dollars ($165,000) and will be eligible for an annual performance bonus of up to 55% of his base salary, such bonus payable in cash or equity upon attainment of certain performance indicators established by the Company’s Board of Directors and Mr. Boutte. Mr. Boutte’s previously issued options for 3,000,000 shares of the Company’s common stock vested as to 1,000,000 shares on December 31, 2016, and will vest as to 1,000,000 shares on each of December 31, 2017 and December 31, 2018, or upon the earlier of a Change of Control (as defined in the Employment Agreement) of the Company. In the event that Mr. Boutte’s employment is terminated Without Cause (as defined in the Employment Agreement), by Mr. Boutte for Good Reason (as defined below), Disability (as defined in the Employment Agreement) or upon his death, or in the event of a Change of Control, Mr. Boutte is entitled to receive a severance payment equal to Sixty Five Thousand Dollars ($65,000) and reimbursement of expenses. The Employment Agreement also includes customary confidentiality obligations and inventions assignments by Mr. Boutte as well as a non-compete and non-solicitation provision. If his employment is terminated for Cause (as defined below) or by him Without Good Reason (as defined in the Employment Agreement), Mr. Boutte is entitled to receive only his annualized base salary through the date of termination.

For purpose of the Employment Agreement, “Good Reason” is defined as (i) any material and substantial breach of the Employment Agreement by the Company; (ii) a Change in Control occurs and Mr. Boutte’s employment is terminated at any time immediately following the Change in Control; (iii) a reduction in Mr. Boutte’s base salary as in effect at the time in question, or any other failure by the Company to comply with the compensation terms of the Employment Agreement; or (iv) the Employment Agreement is not assumed by a successor to the Company.

For purposes of the Employment Agreement, “Cause” is defined as (i) acts of embezzlement or misappropriation of funds or fraud; (ii) conviction of a felony or other crime involving moral turpitude, dishonesty or theft; (iii) a material violation by Mr. Boutte of any provision of the Employment Agreement, including willful failure to perform assigned tasks, willful and unauthorized disclosure of Company material confidential information; (iv) being under the influence of drugs (other than prescription medicine or other medically related drugs to the extent that they are taken in accordance with their directions) during the performance of Mr. Boutte’s duties and that performance of his duties is affected; (v) engaging in behavior that would constitute grounds for liability for harassment (as proscribed by the U.S. Equal Employment Opportunity Commission Guidelines or any other applicable state or local regulatory body) or other egregious conduct that violates laws governing the workplace; or (vi) willful failure to perform his assigned tasks, where such failure is attributable to the fault of Mr. Boutte, gross insubordination or dereliction of fiduciary obligations which, to the extent it is curable by Mr. Boutte, is not cured by Mr. Boutte within thirty (30) days of receiving written notice of such violation by the Company.

 The information contained in this Item 1.01 regarding the Employment Agreement is qualified in its entirety by the copy of the Employment Agreement attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended Employment Agreement, effective as of December 31, 2016 by and between C. Brian Boutte and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 17, 2017	PROPELL TECHNOLOGIES GROUP, INC.

	By:	/s/ C. Brian Boutte
	Name:	C. Brian Boutte
	Title:	Chief Executive Officer